Exhibit 99.1

Evergreen Announces initial testing results of Penrhyn coal

K-Fuel® Process successfully upgrades higher moisture Penrhyn coal into steam/thermal coal

Full Testing Program for SCH coal Continues on Track

DENVER, August 23, 2011: Evergreen Energy Inc (NYSE Arca:EEE) is pleased to announce the successful testing  results of the initial batches of Penrhyn coal using Evergreen Energy’s coal upgrading process.

The testing is a continuation of efforts to develop the Penrhyn deposit which is owned by Southern Coal Holdings, a joint venture between WPG and EEE.  Earlier this summer, SCH announced the completion of a core drilling program and released a preliminary JORC-compliant resource statement of 352 metric tons (Mt) in the Penrhyn deposit with a further exploration target of 300 to 330 Mt.  The current announcement describes initial results of testing this coal at EEE’s Gillette, Wyoming Test Facility.

Coal core samples retrieved from the resource drilling program were shipped to EEE’s Gillette, Wyoming Test Facility where testing was conducted to assess the commercial potential of using Penrhyn coal as a feedstock to the K-Fuel® upgrading process.  The Penrhyn coal was separated into 3 representative composites at the Wyoming facility, and multiple process runs were performed on each set of composites.

Evergreen is delighted to announce that the results indicate significant moisture removal and concomitant heating value improvement were achieved by the process.  Moisture in the raw coal from Penrhyn was reduced significantly and the resulting K-Fuel® product was of a steam coal/thermal coal quality. A complete suite of results will be completed by the end of September, including the testing of Lochiel North coal (see below) at which time, as previously noted, a fuller data set will be released as well as a development strategy for SCH’s resources.

Additionally, analytical results indicate the process reduced the sodium, chloride and mercury concentrations present in the product when compared to the feed, thus improving the quality of the resultant fuel with respect to these important trace contaminants.

The initial testing of the Penrhyn material is nearly complete, and will be immediately followed by testing of coal from SCH’s Lochiel North resource, an asset with a JORC inferred resource of 270 Mt located approximately 150 kilometers north of Adelaide, the capital city of South Australia. A test load of coal from Lochiel is expected in Wyoming in the coming week.

Wayne Rossiter, CEO of SCH commented “the testing results are very exciting, and confirm that a latent brown coal deposit in Penrhyn can be upgraded to steam coal quality. The current prices of thermal and steam coal remain very strong, and will underpin the economic modeling for the development of a brown coal beneficiation business in Australia using the proven K-Fuel® process”.

Ilyas Khan, Chairman of Evergreen Energy commented “the timetable for completing the full set of testing on SCH coal remains on track, and the initial results on the Penrhyn coal are extremely encouraging. The sheer size and scale of the deposit, allied to the upgraded heating value makes SCH a valuable company in its own right. In both batches tested thus far the heating value of the coal after it had been upgraded exceeded 5,500 kcal/kg prior to rehydration required for product shipping and storage.  Additional tests that will allow us to confirm the heating value after the coal has returned to a stabilized moisture level are expected to be completed prior to the end of September.  We anticipate that the likely heating values for the final product may be lower than 5,500 kcal/kg, but will be ideal for export markets, and could utilize the infrastructure available in WPG’s Port Pirie terminal.  These results are outstanding and we will now turn our attention to the coal samples from Lochiel as well as completing a fuller suite of tests on the Penrhyn coal now that the upgrading has been completed”.

Southern Coal Holdings
Southern Coal Holdings (SCH), based in Sydney, is a joint venture between equal partners, WPG Resources Limited (ASX:WPG) whose core business is iron ore and coal exploration projects, and Evergreen Energy Inc. (NYSE Arc:EEE) which developed the K-Fuel®  technology.

SCH holds substantial coal assets in South Australia including the sub-bituminous and lignite coals located at the Penrhyn and Lochiel project areas. Using the K-Fuel® process the calorific value of such coals can be substantially upgraded creating an enhanced value product with reduced greenhouse gas emissions and other environmental benefits. Under the terms of the joint venture agreements SCH holds the exclusive license for the first 15 million tonnes per annum of K-Fuel®  produced anywhere in Australia and has the first right of refusal to participate in production of K-Fuel®  in excess of this amount.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel®.  K-Fuel® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® or GreenCert™ technologies and the successful development and operation of our Southern Coal Holdings venture with WPG Resources (“SCH”) may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant,  the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of SCH, unsuccessful exploratory activities with respect to the identified SCH coal deposits, the inability to successfully apply the K-Fuel®  technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, and/or adverse conditions for the marketing and sale of upgraded coal. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Jimmac Lofton, Evergreen Energy, 720-945-0511
jlofton@evgenergy.com

3